================================================================







             AGREEMENT AND PLAN OF MERGER



                DATED AS OF MAY 3, 2000


                    BY AND BETWEEN



           PROVIDENT BANKSHARES CORPORATION



                          AND



             HARBOR FEDERAL BANCORP, INC.




================================================================

                   TABLE OF CONTENTS
                                                       Page No.

Introductory Statement . . . . . . . . . . . . . . . . . . .  4

ARTICLE I - The Merger . . . . . . . . . . . . . . . . . . .  4
            ----------
     Section 1.1.   Structure of the Merger. . . . . . . . .  4
                    -----------------------
     Section 1.2.   Effect on Outstanding Shares of Harbor
                    --------------------------------------
                    Common Stock . . . . . . . . . . . . . .  5
                    ------------
     Section 1.3.   Exchange Procedures. . . . . . . . . . .  5
                    -------------------
     Section 1.4.   Effect on Outstanding Shares of
                    -------------------------------
                    Provident Common Stock . . . . . . . . .  8
                    ----------------------
     Section 1.5.   Directors and Officers of Provident
                    -----------------------------------
                    after Effective Time . . . . . . . . . .  8
                    --------------------
     Section 1.6.   Articles of Incorporation and Bylaws
                    ------------------------------------
                    of Provident after Effective Time. . . .  8
                    ---------------------------------
     Section 1.7.   Harbor Stock Options . . . . . . . . . .  8
                    --------------------
     Section 1.8    Bank Merger. . . . . . . . . . . . . . .  9
                    -----------
     Section 1.9.   Alternative Structure. . . . . . . . . .  9
                    ---------------------

ARTICLE II - Representations and Warranties. . . . . . . . .  9
             ------------------------------
     Section 2.1.   Representations and Warranties of
                    ---------------------------------
                    Harbor . . . . . . . . . . . . . . . . .  9
                    ------
     Section 2.2.   Representations and Warranties of
                    ---------------------------------
                    Provident. . . . . . . . . . . . . . . . 26
                    ---------

ARTICLE III - Conduct Pending the Merger . . . . . . . . . . 35
              --------------------------
     Section 3.1.   Conduct of Harbor's Business Prior to
                    -------------------------------------
                    the Effective Time . . . . . . . . . . . 35
                    ------------------
     Section 3.2.   Forbearance by Harbor. . . . . . . . . . 35
                    ---------------------
     Section 3.3.   Conduct of Provident's Business Prior
                    -------------------------------------
                    to the Effective Time. . . . . . . . . . 38
                    ---------------------
     Section 3.4.   Forbearance by Provident . . . . . . . . 39
                    ------------------------

ARTICLE IV - Covenants . . . . . . . . . . . . . . . . . . . 39
             ---------
     Section 4.1.   Acquisition Proposals. . . . . . . . . . 39
                    ---------------------
     Section 4.2.   Certain Policies and Actions of Harbor . 40
                    --------------------------------------
     Section 4.3.   Access and Information . . . . . . . . . 41
                    ----------------------
     Section 4.4.   Applications; Consents . . . . . . . . . 42
                    ----------------------
     Section 4.5.   Antitakeover Provisions. . . . . . . . . 43
                    -----------------------
     Section 4.6.   Additional Agreements. . . . . . . . . . 43
                    ---------------------
     Section 4.7.   Publicity. . . . . . . . . . . . . . . . 43
                    ---------
     Section 4.8.   Stockholder Meeting. . . . . . . . . . . 43
                    -------------------
     Section 4.9.   Registration of Provident Common Stock . 44
                    --------------------------------------
     Section 4.10.  Affiliate Letters. . . . . . . . . . . . 45
                    -----------------
     Section 4.11.  Notification of Certain Matters. . . . . 45
                    -------------------------------
     Section 4.12.  Employees, Directors and Officers. . . . 45
                    ---------------------------------
     Section 4.13.  Indemnification. . . . . . . . . . . . . 46
                    ---------------
     Section 4.14.  Dividends. . . . . . . . . . . . . . . . 48
                    ---------
     Section 4.15.  Section 16 Matters . . . . . . . . . . . 48
                    ------------------

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ARTICLE V - Conditions to Consummation . . . . . . . . . . . 48
            --------------------------
     Section 5.1.   Conditions to Each Party's Obligations . 48
                    --------------------------------------
     Section 5.2.   Conditions to the Obligations of
                    --------------------------------
                    Provident. . . . . . . . . . . . . . . . 50
                    ---------
     Section 5.3.   Conditions to the Obligations of Harbor. 51
                    ---------------------------------------

ARTICLE VI - Termination . . . . . . . . . . . . . . . . . . 52
             -----------
     Section 6.1.   Termination. . . . . . . . . . . . . . . 52
                    -----------
     Section 6.2.   Termination Fee. . . . . . . . . . . . . 54
                    ---------------
     Section 6.3.   Effect of Termination. . . . . . . . . . 55
                    ---------------------

ARTICLE VII - Closing, Effective Date and Effective Time . . 55
              ------------------------------------------
     Section 7.1.   Effective Date and Effective Time. . . . 55
                    ---------------------------------
     Section 7.2.   Deliveries at the Closing. . . . . . . . 55
                    -------------------------

ARTICLE VIII - Certain Other Matters . . . . . . . . . . . . 55
               ---------------------
     Section 8.1.   Certain Definitions; Interpretation. . . 55
                    -----------------------------------
     Section 8.2.   Survival . . . . . . . . . . . . . . . . 58
                    --------
     Section 8.3.   Waiver; Amendment. . . . . . . . . . . . 58
                    -----------------
     Section 8.4.   Counterparts . . . . . . . . . . . . . . 58
                    ------------
     Section 8.5.   Governing Law. . . . . . . . . . . . . . 58
                    -------------
     Section 8.6.   Expenses . . . . . . . . . . . . . . . . 58
                    --------
     Section 8.7.   Notices. . . . . . . . . . . . . . . . . 59
                    -------
     Section 8.8.   Entire Agreement; etc. . . . . . . . . . 60
                    ---------------------
     Section 8.9.   Successors and Assigns; Assignment . . . 60
                    ----------------------------------

EXHIBITS

     Exhibit A Bank Merger Agreement
     Exhibit B Form of Affiliate Letter

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             AGREEMENT AND PLAN OF MERGER
             ----------------------------

          This is an AGREEMENT AND PLAN OF MERGER, dated as of the 3rd day of May, 2000 ("AGREEMENT"), by and between Provident Bankshares Corporation, a Maryland corporation
("PROVIDENT"), and Harbor Federal Bancorp, Inc., a Maryland corporation ("HARBOR").

                INTRODUCTORY STATEMENT
                ----------------------

          The Board of Directors of each of Provident and Harbor (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Provident and Harbor, respectively, and in the best long-term interests of their respective stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies.

          The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of
Section 368(a) of the IRC (as defined in Section 8.1) for federal income tax purposes, and that the Merger shall be accounted for as a purchase transaction for accounting purposes.

          Provident and Harbor desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          As a condition and inducement to Provident's willingness to enter into this Agreement, each member of the Board of Directors of Harbor has entered into an agreement pursuant to which he (or she) will vote his (or her) shares of Harbor Common Stock in favor of this Agreement and the transactions contemplated hereby.

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                       ARTICLE I
                      THE MERGER
                      ----------

          Section 1.1.   Structure of the Merger.  On the
                         -----------------------
Effective Date (as defined in Section 7.1), Harbor will merge with and into Provident ("MERGER") pursuant to the provisions of, and with the effect provided for in, Maryland General Corporate Law ("MGCL"). Upon consummation of the Merger, the separate corporate existence of Harbor shall cease. Provident shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the MGCL and its

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name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. From and after the Effective Time (as defined in Section 7.1), Provident shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Harbor, all as more fully described in the MGCL.

          Section 1.2.   Effect on Outstanding Shares of
                         -------------------------------
Harbor Common Stock.
-------------------

          (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Harbor Common Stock (as defined in Section 8.1) issued and outstanding at the Effective Time, other than Excluded Shares (as defined in Section 8.1), shall be converted into the right to receive 1.256 shares (the "EXCHANGE RATIO") of Provident's common stock, par value $1.00 per share ("PROVIDENT COMMON STOCK"); provided, however, that, notwithstanding any other provision of this Agreement, no fraction of a share of Provident Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Provident shall pay to each holder of Harbor Common Stock who would otherwise be entitled to a fraction of a share of Provident Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average of the daily closing sales prices of a share of Provident Common Stock (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the Nasdaq Stock Market ("NASDAQ"), for the 15 consecutive trading days immediately preceding the Effective Date. The shares of Provident Common Stock and any cash for fractional shares are collectively referred to in this Agreement as the "MERGER CONSIDERATION."

          (b) If, between the date of this Agreement and the Effective Time (and as permitted by Section 3.2), the outstanding shares of Provident Common Stock or the outstanding shares of Harbor Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each a "STOCK ADJUSTMENT"), the Exchange Ratio shall be adjusted correspondingly to provide the holders of Harbor Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (c) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Provident Common Stock that are held by Harbor, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

          Section 1.3.   Exchange Procedures.
                         -------------------

          (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") in a form satisfactory to Provident and Harbor shall be mailed as soon as practicable (but in no event later than five business days) after the Effective Time to each holder of record of Harbor Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only

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if accompanied by certificates representing all shares of Harbor
Common Stock to be converted thereby.

          (b)  At and after the Effective Time, each
certificate previously representing shares of Harbor Common
Stock ("CERTIFICATE") (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, Provident shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Harbor Common Stock, for exchange in accordance with this Section 1.3, an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be paid pursuant to
Section 1.2, and Provident shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of Provident Common Stock to provide for payment of the Merger Consideration.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Provident may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Provident Common Stock that such holder has the right to receive pursuant to
Section 1.2, if any, and a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 1.2 plus any dividends or other distributions to which such holder is entitled pursuant to this Section 1.3. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Provident Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Provident Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Harbor Common Stock not registered in the transfer records of Harbor, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Harbor Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Provident and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to Provident Common Stock shall be remitted to any person entitled to receive shares of Provident Common Stock hereunder until such person surrenders his or her Certificates in accordance with this
Section 1.3. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon,

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which theretofore had become payable with respect to shares of
Provident Common Stock represented by such person's
Certificates.

          (f) The stock transfer books of Harbor shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Harbor of any shares of Harbor Common Stock. If, after the Effective Time, Certificates are presented to Provident, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
Section 1.3.

          (g) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this Section 1.3 or any proceeds from any investments thereof that remains unclaimed by the stockholders of Harbor for twelve months after the Effective Time shall be repaid by the Exchange Agent to Provident upon the written request of Provident. After such request is made, any stockholders of Harbor who have not theretofore complied with this Section 1.3 shall look only to Provident for the Merger Consideration deliverable in respect of each share of Harbor Common Stock such stockholder holds, as determined pursuant to
Section 1.2 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Provident (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Harbor Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) Provident and the Exchange Agent shall be entitled to rely upon Harbor's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Provident and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

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          Section 1.4.   Effect on Outstanding Shares of
                         -------------------------------
Provident Common Stock.  At and after the Effective Time, each
----------------------
share of Provident Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

          Section 1.5.   Directors and Officers of
                         -------------------------
Provident after Effective Time.  From and after the Effective
------------------------------
Time, the directors and officers of the Surviving Corporation shall consist of the directors and officers of Provident serving immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified.

          Section 1.6.   Articles of Incorporation and
                         -----------------------------
Bylaws of Provident after Effective Time.  The articles of
----------------------------------------
incorporation and bylaws of Provident in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          Section 1.7.   Harbor Stock Options.
                         --------------------

          (a)  Each option to purchase shares of Harbor
Common Stock issued by Harbor and outstanding at the Effective Time (a "HARBOR OPTION") pursuant to the Harbor 1995 Stock Option and Incentive Plan (the "HARBOR OPTION PLAN") shall be converted into an option to purchase shares of Provident Common Stock as follows:

               (i)  The aggregate number of shares of
Provident Common Stock issuable upon the exercise of the converted Harbor Option after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of Harbor Common Stock issuable upon exercise of the Harbor Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of Provident Common Stock; and

               (ii) the exercise price per share of each converted Harbor Option shall be equal to the quotient of the exercise price of such Harbor Option immediately prior to the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent;

provided, however, that, in the case of any Harbor Option that is intended to qualify as an incentive stock option under
Section 422 of the IRC, the number of shares of Provident Common Stock issuable upon exercise of and the exercise price per share for such converted Harbor Option determined in the manner provided above shall be further adjusted in such manner as Provident may determine to be necessary to conform to the requirements of Section 424(b) of the IRC. Options to purchase shares of Provident Common Stock that arise from the operation of this Section 1.7 shall be referred to as the "CONVERTED OPTIONS." All Converted Options shall be exercisable for the same period and shall otherwise have the same terms and conditions applicable to the Harbor Options that they replace. Prior to the Effective Time, Provident shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this Section 1.7.

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          (b)  Concurrently with the reservation of shares of
Provident Common Stock to provide for the payment of the Merger Consideration, Provident shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Provident Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. Within 15 business days after the Effective Time, Provident shall file a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the Provident Common Stock issuable upon exercise of the Converted Options.

          Section 1.8.   Bank Merger.
                         -----------

          Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Provident Bank of Maryland ("PROVIDENT BANK"), a wholly owned subsidiary of Provident, and Harbor Federal Savings Bank ("HARBOR FEDERAL"), a wholly owned subsidiary of Harbor, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit A, pursuant to which Harbor Federal will merge with and into Provident Bank (the "BANK MERGER"). The parties intend that the Bank Merger will become effective on the Effective Date. The Plan of Bank Merger shall provide that the directors of Provident Bank as the surviving entity of the Bank Merger shall be all of the directors of Provident Bank serving immediately prior to the Bank Merger until their respective successors are duly elected or appointed and qualified.

          Section 1.9.   Alternative Structure.  Notwithstanding
                         ---------------------
anything to the contrary contained in this Agreement, prior to the Effective Time, Provident may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Provident may determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) change the intended federal income tax consequences of the transactions contemplated by this Agreement, or (iii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.


                      ARTICLE II
            REPRESENTATIONS AND WARRANTIES
            ------------------------------

          Section 2.1.   Representations and Warranties of
                         ---------------------------------
Harbor.
------

     Except as set forth in the Disclosure Letter delivered by Harbor to Provident prior to the execution of this Agreement, Harbor represents and warrants to Provident that:

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          (a)  Organization.
               ------------

               (i)  Harbor is a corporation duly organized,
validly existing and in good standing under the laws of the State of Maryland and is registered as a savings and loan holding company.

               (ii) Harbor Federal is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Harbor Federal are insured by the Savings Association Insurance Fund of the FDIC (as defined in Section 8.1) to the extent provided in the FDIA (as defined in Section 8.1).

               (iii) Harbor and Harbor Federal each has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Harbor and Harbor Federal are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect (as defined in Section 8.1) on Harbor.

          (b)       Subsidiaries.
                    ------------

               (i)  Harbor's Disclosure Letter sets forth
(A) the name, percentage ownership and number of shares of stock owned or controlled by Harbor of each Subsidiary (as defined in Section 8.1); and (B) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to investments in equity ownership interests by savings and loan holding companies or federally chartered savings associations.

               (ii) Harbor owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of Harbor's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Harbor.

               (iii)     None of Harbor's Subsidiaries holds
shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding (A) any

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options, warrants or other rights with respect to the capital stock of any Subsidiary, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of Harbor other than Harbor
Federal is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

          (c)  Capital Structure.
               -----------------

               (i)  The authorized capital stock of Harbor
consists of:

                    (A)  20,000,000 shares of Harbor Common
Stock; and

                    (B)  5,000,000 shares of preferred
stock, par value $.01 per share.

               (ii) As of the date of this Agreement:

                    (A)  1,664,515 shares of Harbor Common
Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

                    (B)  no shares of Harbor preferred
stock are issued and outstanding or held in Harbor's treasury;

                    (C)  100,153 shares of Harbor Common
Stock are reserved for issuance pursuant to outstanding Harbor
Options under the Harbor Option Plan; and

                    (D)  no shares of Harbor Common Stock
are held by Harbor in its treasury or by its Subsidiaries.

               (iii)  Set forth in Harbor's Disclosure Letter
is a complete and accurate list of all outstanding Harbor Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether limited rights were granted in connection with such options.

               (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Harbor may vote are issued or outstanding.

               (v)  Except as set forth in this Section
2.1(c) or in Harbor's Disclosure Letter, as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Harbor are issued, reserved for issuance or outstanding and (B) neither Harbor nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights,

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convertible securities, commitments or agreements of any
character obligating Harbor or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Harbor or obligating Harbor or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Harbor or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Harbor or any of its Subsidiaries.

          (d)  Authority.
               ---------

               (i) Harbor has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Harbor's Board of Directors, and no other corporate proceedings on the part of Harbor are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Harbor Common Stock. This Agreement has been duly and validly executed and delivered by Harbor and constitutes a valid and binding obligation of Harbor, enforceable against Harbor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

               (ii) Harbor Federal has all requisite
corporate power and authority to enter into the Plan of Bank Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Harbor Federal and approved by Harbor as the sole stockholder of Harbor Federal. The Plan of Bank Merger, upon execution and delivery by Harbor Federal, will be duly and validly executed and delivered by Harbor Federal and will constitute a valid and binding obligation of Harbor Federal, enforceable against Harbor Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (e)  Fairness Opinion.  Harbor has received the
               ----------------
opinion of Trident Securities to the effect that, as of the date hereof, the Merger Consideration to be received by Harbor's stockholders is fair, from a financial point of view, to such stockholders.

          (f)  No Violations; Consents.
               -----------------------

               (i)  The execution, delivery and performance
of this Agreement by Harbor do not, and the consummation of the transactions contemplated by this Agreement will not,
(A) assuming that the consents and approvals referred to in
Section 2.1(f)(ii) are obtained
and the applicable waiting periods have expired and the approval of Harbor's stockholders is obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Harbor or any of its Subsidiaries (or any of their respective properties) is subject, (B) violate the articles of incorporation or bylaws of Harbor or the similar organizational documents of any of its Subsidiaries or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Harbor or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Harbor or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Harbor.

               (ii) Except for (A) the filing of an application with the FDIC under the Bank Merger Act (as defined in Section 8.1) and approval of such application, (B) the filing of applications or notices, as applicable, with the Federal Reserve Board and the OTS (as defined in Section 8.1) and approval of such applications and/or lack of objection to any notice, (C) the filing of applications or notices, as applicable, with the Commissioner of Financial Regulators of the State of Maryland (the "COMMISSIONER") and approval of such applications or notices, (D) the filing of articles of merger with the Maryland Department of Assessments and Taxation (the "DEPARTMENT") pursuant to MGCL, (E) the registration under the Securities Act (as defined in Section 8.1) of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock, (F) the registration or qualification of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock under state securities or "blue sky" laws,
(G) the listing of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock on the Nasdaq Stock Market, and (H) such filings, authorizations or approvals as may be set forth in Harbor's Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity (as defined in Section 8.1) or with any third party are necessary in connection with the execution and delivery by Harbor of this Agreement or the consummation by Harbor of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Harbor knows of no reason pertaining to Harbor why any of the approvals referred to in this Section 2.1(f) should not be obtained without the imposition of any material condition or restriction described in Section 5.1(b).

          (g)  Reports and Financial Statements.
               --------------------------------

               (i) Harbor and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the OTS, (C) the NASD (as defined in Section 8.1), and (D) the SEC (as defined in Section 8.1) (collectively, "HARBOR'S REPORTS") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of Harbor's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Harbor's Reports filed with the SEC complied in all material respects with the applicable requirements of the Exchange Act (as defined in Section 8.1) and the rules and regulations of the SEC promulgated thereunder.

               (ii) Each of the financial statements of Harbor included in Harbor's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the SEC with respect thereto. The financial statements included in Harbor's Reports were prepared from the books and records of Harbor and its Subsidiaries, fairly present the consolidated financial position of Harbor and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Harbor and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP (as defined in Section 8.1) consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

          (h)  Absence of Certain Changes or Events.  Except
               ------------------------------------
as disclosed in Harbor's Reports filed with the SEC prior to the date of this Agreement, since December 31, 1999 (i) Harbor and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with past practice, (ii) Harbor and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices,
(iii) there has not been any event or occurrence that has had a Material Adverse Effect on Harbor, (iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Harbor or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (v) neither Harbor nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of Harbor or any of its Subsidiaries other than as required by GAAP.

          (i)  Absence of Claims.  No litigation, controversy,
               -----------------
claim, action, suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator, other than in connection with routine foreclosure and collection claims against borrowers, is pending against Harbor or Harbor Federal and, to the knowledge of Harbor, no such litigation, controversy, claim, action, suit or proceeding has been threatened. To the knowledge of Harbor, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against Harbor or
Harbor Federal.    There are no
judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Harbor or Harbor Federal.

          (j)  Absence of Regulatory Actions.  Since December
               -----------------------------
31, 1997, neither Harbor nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator (as defined in Section 8.1), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (k)  Taxes.  All federal, state, local and foreign
               -----
tax returns required to be filed prior to the date of this Agreement, by or on behalf of Harbor or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Harbor or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Harbor's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Harbor or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Harbor or any of its Subsidiaries do not file tax returns that Harbor or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Harbor or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Harbor's balance sheet (in accordance with GAAP). Harbor and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Harbor and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Harbor and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (l)  Agreements.
               ----------

               (i)   Harbor and its Subsidiaries are not
bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Harbor's Reports.

               (ii)  Harbor's Disclosure Letter lists any
contract, arrangement, commitment or understanding (whether written or oral) to which Harbor or any of its Subsidiaries is a party or is bound:

                    (A)  with any executive officer or
other key employee of Harbor or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Harbor or any of its Subsidiaries of the nature contemplated by this Agreement;

                    (B)  with respect to the employment of
any directors, officers employees or consultants;

                    (C)  (including any stock option plan,
phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                    (D)  containing covenants that limit
the ability of Harbor or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Harbor (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                    (E)  pursuant to which Harbor or any of
its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                    (F)  not fully disclosed in Harbor's
Reports that relates to borrowings of money (or guarantees thereof) by Harbor or any of its Subsidiaries, other than in the ordinary course of business; or

                    (G)  which is a lease or license with
respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

To the knowledge of Harbor, each of the agreements and other documents referenced in Harbor's Disclosure Letter is a valid, binding and enforceable obligation of the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity. Harbor has previously delivered to Provident true and complete copies of each agreement and other documents referenced in Harbor's Disclosure Letter.

               (iii)     Neither Harbor nor any of its
Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Harbor, no other party to any such agreement (excluding any loan or extension of credit made by Harbor or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Harbor.

               (iv) Harbor and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Harbor nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Harbor and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (m)  Labor Matters.  Harbor and its Subsidiaries
               -------------
are in material compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither Harbor nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Harbor or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Harbor or any of its Subsidiaries pending or threatened.

          (n)  Employee Benefit Plans.
               ----------------------

               (i)  Harbor's Disclosure Letter contains a
complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA (as defined in Section 8.1), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Harbor or any of its Subsidiaries (hereinafter referred to collectively as the "HARBOR EMPLOYEE PLANS"). Harbor has previously delivered or made available to Provident true and complete copies of each agreement, plan and other documents referenced in Harbor's Disclosure Letter. There has been no announcement or commitment by Harbor or any of its Subsidiaries to create an additional Harbor Employee Plan, or to amend any Harbor Employee

Plan, except for amendments required by applicable law which do not materially increase the cost of such Harbor Employee Plan. With respect to each Harbor Employee Plan, Harbor has previously made available to Provident a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS (as defined in Section 8.1) for the most recent three plan years, if required to be filed, (B) such Harbor Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Harbor Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Harbor Employee Plan, to the extent available, if the Harbor Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Harbor Employee Plan is a Harbor Pension Plan (as defined below) and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Harbor Employee Plan is a Harbor Qualified Plan (as defined below).

               (ii) There is no pending or, to the knowledge of Harbor, threatened litigation, administrative action or proceeding relating to any Harbor Employee Plan. All of the Harbor Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Harbor Employee Plans which is likely to result in the imposition of any penalties or taxes upon Harbor or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

               (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Harbor or any of its Subsidiaries to be incurred with respect to any Harbor Employee Plan which is subject to Title IV of ERISA ("HARBOR PENSION PLAN"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Harbor or any ERISA Affiliate (as defined in Section 8.1). No Harbor Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Harbor Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Harbor Pension Plan as of the end of the most recent plan year with respect to the respective Harbor Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Harbor Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Harbor Pension Plan within the 12-month period ending on the date hereof. Neither Harbor nor any of its Subsidiaries has provided, or is required to provide, security to any Harbor Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Harbor, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

               (iv) Except as disclosed in Harbor's Disclosure Letter, each Harbor Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "HARBOR QUALIFIED PLAN") has received a favorable determination letter from the IRS (as defined in Section 8.1), and Harbor and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Harbor Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Harbor Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

               (v)  Harbor and its Subsidiaries do not have
any obligations for post-retirement or post-employment benefits under any Harbor Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to Harbor or any of its Subsidiaries, for the Harbor Employee Plans listed in Harbor's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Harbor or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Harbor Employee Plan or accelerate the time of payment or vesting of any such benefit.

          (o)  Title to Assets.  Harbor's Disclosure Letter
               ---------------
contains a complete and accurate list of all real property owned or leased by Harbor or Harbor's Subsidiaries, including all properties of Harbor or its Subsidiaries classified as "Real Estate Owned" or words of similar impact. Harbor and each of its Subsidiaries has good and insurable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Harbor or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither Harbor nor any of its Subsidiaries, nor, to Harbor's knowledge, any other party to any such lease is in default or in violation of any material provisions of any such lease. All material tangible properties of Harbor and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Harbor to be adequate for the current business of Harbor and its Subsidiaries. To the knowledge of Harbor, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

          (p)  Compliance with Laws.  Harbor and each of its
               --------------------
Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Harbor's Disclosure Letter contains a complete and accurate list of all permits, licenses, certificates of authority, orders and approvals of all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. Neither Harbor nor any of its Subsidiaries is in violation of, and Harbor and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Harbor.

          (q)  Fees.  Other than financial advisory services
               ----
performed for Harbor by Trident Securities pursuant to an agreement dated November 1, 1999, a true and complete copy of which has been previously delivered to Provident, neither Harbor nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Harbor or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r)  Environmental Matters.
               ---------------------

               (i)  With respect to Harbor and Harbor
Federal:

                    (A)  Each of Harbor and Harbor Federal,
the Participation Facilities (as defined below), and, to the knowledge of Harbor, the Loan Properties (as defined below) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined below);

                    (B)  There is no suit, claim, action,
demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Harbor, threatened, before any court, governmental agency or board or other forum against Harbor or Harbor Federal or any Participation Facility (1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by Harbor or Harbor Federal or any Participation Facility;

                    (C)  To the knowledge of Harbor, there
is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Harbor or Harbor Federal in respect of such Loan Property) (1) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property;

                    (D)  To the knowledge of Harbor, the
properties currently owned or operated by Harbor or Harbor Federal (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

                    (E)  Neither Harbor nor Harbor Federal
has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                    (F)  To the knowledge of Harbor, there
are no underground storage tanks on, in or under any properties owned or operated by Harbor or Harbor Federal or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Harbor or Harbor Federal or any Participation Facility; and

                    (G)  To the knowledge of Harbor, during
the period of (1) Harbor's or Harbor Federal's ownership or operation of any of their respective current properties or (2) Harbor's or Harbor Federal's participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Harbor, prior to the period of (1) Harbor's or Harbor Federal's ownership or operation of any of their respective current properties or
(2) Harbor's or Harbor Federal's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

               (ii) The following definitions apply for purposes of Sections 2.1(r) and 2.2(n):

               "LOAN PROPERTY" means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "PARTICIPATION FACILITY" means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "ENVIRONMENTAL LAW" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (x) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, and (y) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

               "HAZARDOUS MATERIAL" means any substance
(whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (s)  Loan Portfolio; Allowance;
 Asset Quality.
               ----------------------------------------

               (i) With respect to each Loan (as defined in Section 8.1) owned by Harbor or its Subsidiaries in whole or in part:

                    (A)  to the knowledge of Harbor, the
note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                    (B)  neither Harbor nor any of its
Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                    (C)  Harbor or a Subsidiary of Harbor
is the sole holder of legal and beneficial title to each Loan (or Harbor's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Harbor or a Subsidiary of Harbor;

                    (D)  the note and the related security
documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                    (E)  to the knowledge of Harbor, there
is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Harbor;

                    (F)  to the knowledge of Harbor, there
is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

                    (G)  with respect to a Loan held in the
form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (ii) The allowance for possible loan losses reflected in Harbor's audited balance sheet at March 31, 1999 was, and the allowance for possible losses shown on the balance sheets in Harbor's Reports for periods ending after March 31, 1999, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

               (iii)  Harbor's Disclosure Letter sets forth a
true and complete listing, as of March 31, 2000, of:

                    (A)  all Loans that have been
classified (whether regulatory or internal) as "Special
Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; and

                    (B)  Loans (1) that are contractually
past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

               (iv) To the knowledge of Harbor, neither
Harbor nor any of its Subsidiaries is a party to any Loan that is in violation of any law, regulation or rule of any Governmental Entity. Any asset of Harbor or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Harbor or any of its Subsidiaries is listed in Harbor's Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (t)  Deposits.   None of the deposits of Harbor or
               --------
any of its Subsidiaries is a "brokered" deposit.

          (u)  Anti-takeover Provisions Inapplicable.
               -------------------------------------
Harbor and its Subsidiaries have taken all actions required to exempt Provident, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (v)  Material Interests of Certain Persons.  No
               -------------------------------------
officer or director of Harbor, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Harbor or Harbor Federal.

          (w)  Insurance. In the opinion of management,
               ---------
Harbor and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Harbor and its Subsidiaries are in full force and effect, Harbor and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (x)  Investment Securities; Derivatives.
               ----------------------------------

               (i)  Except for restrictions that exist for
securities to be classified as "held to maturity," none of the investment securities held by Harbor or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Neither Harbor nor any of its
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (y)  Indemnification.  Except as provided in the
               ---------------
articles of incorporation or bylaws of Harbor and the similar organizational documents of its Subsidiaries, neither Harbor nor any Subsidiary is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Harbor and, to the knowledge of Harbor, there are no claims for which any such person would be entitled to indemnification under the articles of incorporation or bylaws of Harbor or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (z)  Books and Records.  The books and records of
               -----------------
Harbor and its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (aa) Corporate Documents.  Harbor has previously
               -------------------
furnished or made available to Provident a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Harbor and each of Harbor's Subsidiaries, as in effect as of the date of this Agreement. Neither Harbor nor any of Harbor's Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Harbor and each of Harbor's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (bb) Registration Statement.  The information
               ----------------------
regarding Harbor and its Subsidiaries to be supplied by Harbor for inclusion in the Registration Statement (as defined in Section 4.9) will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (cc) Community Reinvestment Act Compliance.  Harbor
               -------------------------------------
Federal is in material compliance with the applicable provisions of the CRA (as defined in Section 8.1) and the regulations promulgated thereunder, and Harbor Federal currently has a CRA rating of satisfactory or better. To the knowledge of Harbor, there is no fact or circumstance or set of facts or circumstances that would cause Harbor Federal to fail to comply with such provisions or cause the CRA rating of Harbor Federal to fall below satisfactory.

          (dd) Undisclosed Liabilities.  As of the date
               -----------------------
hereof, Harbor and its Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Harbor as of March 31, 1999, (ii) liabilities incurred since March 31, 1999 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Harbor and, (iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (ee) Year 2000 Matters.  Harbor and its Subsidiaries
               -----------------
have not experienced any data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of Harbor or its Subsidiaries have reported year 2000 data processing problems to Harbor that, individually or in the aggregate, would have a Material Adverse Effect on Harbor.

          (ff) Tax Treatment of the Merger.  Harbor has no
               ---------------------------
knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.

          (gg) Liquidation Account.  Neither the Merger nor the
               -------------------
Bank Merger will result in any payout or distribution payable out of the liquidation account of Harbor Federal established in connection with Harbor Federal's conversion from mutual to stock form.

          Section 2.2.   Representations and Warranties of
                         ---------------------------------
Provident.  Except as set forth in the Disclosure Letter
---------
delivered by Provident to Harbor prior to the execution of this Agreement, Provident represents and warrants to Harbor that:

          (a)  Organization.
               ------------

               (i) Provident is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered as a bank holding company.

               (ii) Provident Bank is a state-chartered commercial bank duly organized and validly existing under the laws of the State of Maryland. The deposits of Provident Bank are insured by the Bank Insurance Fund of FDIC to the extent provided in the FDIA.

               (iii) Each of Provident and Provident Bank each has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Provident and Provident Bank are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Provident.

          (b)       Subsidiaries.
                    ------------

               (i)  Exhibit 21 to Provident's Annual Report
on Form 10-K for the year ended December 31, 1999 lists all the Subsidiaries of Provident. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to investments in equity ownership interests by bank holding companies or Maryland-chartered banks.

               (ii) Provident owns of record and
beneficially all the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of Provident's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Provident.

               (iii)  No Subsidiary of Provident other than
Provident Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

          (c)  Capital Structure.
               -----------------

               (i) The authorized capital stock of Provident consists of:

                    (A)  100,000,000 shares of Provident Common
Stock; and

                    (B)  5,000,000 of preferred stock, par value
$1.00 per share.

               (ii) As of the date of this Agreement:

                    (A)  25,063,952 shares of Provident Common
Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

                    (B)  899 shares of Provident preferred stock
are issued and outstanding;

                    (C)  no shares of Provident preferred stock
are held in Provident's treasury;

                    (D)  250,639 shares of Class A Preferred
Stock are reserved for issuance upon exercise of the rights distributed to holders of Provident Common Stock pursuant to the Stockholder Protection Rights Agreement dated as of January 18, 1995, as amended as of July 15, 1998, between Provident and Provident Bank, as rights agent.

                    (E)  2,115,763 shares of Provident Common
Stock are reserved for issuance pursuant to outstanding grants or awards under Provident's stock option plans;

                    (F)  1,348,050 shares of Provident Common
Stock are reserved for issuance pursuant to Provident's Dividend
Reinvestment Plan; and

                    (G)  1,187,432 shares of Provident Common
Stock are held by Provident in its treasury or by its Subsidiaries.

               (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Provident may vote are issued or outstanding.

               (iv) Except as set forth in this Section
2.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Provident are issued, reserved for issuance or outstanding and (B) neither Provident nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Provident or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Provident or obligating Provident or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Provident or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Provident or any of its Subsidiaries.

               (v)  Prior to the filing of the Registration
Statement, the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock upon consummation of the Merger in accordance with this Agreement, and upon exercise of options pursuant to Section 1.7 of this Agreement, will have been duly authorized and such shares, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (d)  Authority.
               ---------

               (i)  Provident has all requisite corporate
power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Provident's Board of Directors, and no other corporate proceedings on the part of Provident are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.
This Agreement has been duly and validly executed and delivered by Provident and constitutes a valid and binding obligation of Provident, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

               (ii) Provident Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Provident Bank and approved by Provident as the sole stockholder of Provident Bank. The Plan of Bank Merger, upon execution and delivery by Provident Bank, will be duly and validly executed and delivered by Provident Bank and will constitute a valid and binding obligation of Provident Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (e)  No Violations; Consents.
               -----------------------

               (i)  The execution, delivery and performance
of this Agreement by Provident do not, and the consummation of the transactions contemplated by this Agreement will not,
(A) assuming that the consents and approvals referred to in
Section 2.2(e)(ii) are obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Provident or any of its Subsidiaries (or any of their respective properties) is subject, (B) violate the articles of incorporation or bylaws of Provident or the similar organizational documents of any of its Subsidiaries or
(C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Provident or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Provident or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Provident.

               (ii) Except for (A) the filing of an
application with the FDIC under the Bank Merger Act and the approval or waiver of such application, (B) the filing of applications or notices, as applicable, with the Federal Reserve Board and the OTS and approval of such application and/or lack of objection to any notice, (C) the filing of applications or notices, as applicable, with the Commissioner and approval of such applications or notices, (D) the filing of articles of merger with the Department pursuant to MGCL, (E) the registration under the Securities Act of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock, (F) the registration or qualification of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock under state securities or "blue sky" laws, (G) the listing of shares of Provident Common Stock to be issued in exchange for shares Harbor Common Stock on the Nasdaq Stock Market, and (H) such filings, authorizations or approvals as may be set forth in Provident's Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Provident of this Agreement or the consummation by Provident of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Provident knows of no reason pertaining to Provident why any of the approvals referred to in this Section 2.2(e) should not be obtained without the imposition of any material condition or restriction described in
Section 5.1(b).

          (f)  Reports and Financial Statements.
               --------------------------------

               (i)  Provident and each of its Subsidiaries
have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the Federal Reserve Board, (C) the NASD, (D) the State of Maryland Department of Labor, Licensing and Registration or (E) the SEC (collectively, "PROVIDENT'S REPORTS") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Provident's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Provident's Reports filed with the SEC complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

               (ii) Each of the financial statements of Provident included in Provident's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Provident's Reports were prepared from the books and records of Provident and its Subsidiaries, fairly present the consolidated financial position of Provident and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Provident and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

          (g)  Absence of Certain Changes or Events.  Except
               ------------------------------------
as disclosed in Provident's Reports filed with the SEC prior to the date of this Agreement, since December 31, 1999,
(i) Provident and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) Provident and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any event or occurrence that has had a Material Adverse Effect on Provident, and (iv) there has been no change in any accounting principles, practices or methods of Provident or any of its Subsidiaries other than as required by GAAP.

          (h)  Absence of Claims.  There are no suits,
               -----------------
actions or proceedings pending or, to the knowledge of Provident, threatened against or affecting Provident or any of its Subsidiaries or any property or asset of Provident or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Provident which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident.

          (i)  Absence of Regulatory Actions.  Since December
               -----------------------------
31, 1997, neither Provident nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (j)  Taxes.  All federal, state, local and foreign
               -----
tax returns required to be filed by or on behalf of Provident or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Provident or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Provident's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of

Provident or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Provident or any of its Subsidiaries do not file tax returns that Provident or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Provident or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Provident's balance sheet (in accordance with GAAP). Provident and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Provident and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Provident and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (k)  Agreements.
               ----------

               (i)   Provident and its Subsidiaries are not
bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Provident's Reports.

               (ii) neither Provident nor any of its
Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Provident, no other party to any such agreement (excluding any loan or extension of credit made by Provident or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Provident.

          (l)  Labor Matters.  Provident and its Subsidiaries
               -------------
are in material compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither Provident nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Provident or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Provident or any of its Subsidiaries pending or threatened.

          (m)  Compliance with Laws.  Provident and each of
               --------------------
its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither Provident nor any of its Subsidiaries is in violation of, and Provident and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident.

          (n)  Environmental Matters. With respect to
               ---------------------
Provident and Provident Bank:

               (i)  Each of Provident and Provident Bank,
the Participation Facilities and, to the knowledge of Provident, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, all Environmental
Laws.

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Provident, threatened, before any court, governmental agency or board or other forum against Provident or Provident Bank or any Participation Facility (1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Provident or Provident Bank or any Participation Facility;

               (iii) To the knowledge of Provident, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Provident or Provident Bank in respect of such Loan Property)
(a) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or
(b) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

               (iv) To the knowledge of Provident, the
properties currently owned or operated by Provident or Provident Bank (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law; and

               (v) Neither Provident nor Provident Bank has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (vi) To the knowledge of Provident, there are no underground storage tanks on, in or under any properties owned or operated by Provident or Provident Bank or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Provident or Provident Bank, or any Participation Facility; and

               (vii) To the knowledge of Provident, during the period of (a) Provident or Provident Bank's ownership or operation of any of their respective current properties or (b) Provident or a Provident Bank's participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Provident, prior to the period of (a) Provident or Provident Bank's ownership or operation of any of their respective current properties or (b) Provident or Provident Bank's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material, in on, under or affecting such properties.

          (o)  Allowance.  The allowance for loan losses
               ---------
reflected in Provident's audited balance sheet at December 31, 1999 was, and the allowance for possible losses shown on the balance sheets in Provident's Reports for periods ending after December 31, 1999, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

          (p)  Books and Records.  The books and records of
               -----------------
Provident and its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (q)  Corporate Documents.  Provident has previously
               -------------------
furnished or made available to Harbor a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Provident and each of Provident's Subsidiaries, as in effect as of the date of this Agreement. Neither Provident nor any of Provident's Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Provident and each of Provident's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (r)  Registration Statement.  The information
               ----------------------
regarding Provident and its Subsidiaries to be supplied by Provident for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (s)  Community Reinvestment Act Compliance.
               -------------------------------------
Provident Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Provident Bank currently has a CRA rating of satisfactory or better. To the knowledge of Provident, there is no fact or circumstance or set of facts or circumstances that would cause Provident Bank to fail to comply with such provisions or cause the CRA rating of Provident Bank to fall below satisfactory.

          (t)  Undisclosed Liabilities.  As of the date
               -----------------------
hereof, Provident and its Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Provident as of December 31, 1999, and (ii) liabilities incurred since December 31, 1999, either alone or when combined with all similar liabilities, have not had and would not reasonably be expected to have, a Material Adverse Effect on Provident.

          (u)  Year 2000 Matters.  Provident and its
               -----------------
Subsidiaries have not experienced any data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of Provident or its Subsidiaries have reported year 2000 data processing problems to Provident that, individually or in the aggregate, would have a Material Adverse Effect on Provident.

          (v)  Tax Treatment of the Merger.  Provident has no
               ---------------------------
knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.

                      ARTICLE III
               CONDUCT PENDING THE MERGER
               --------------------------

       Section 3.1. Conduct of Harbor's Business Prior to the
                    -----------------------------------------
Effective Time.  Except as expressly provided in this
--------------
Agreement, during the period from the date of this Agreement to the Effective Time, Harbor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of Harbor or Provident to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action that would adversely affect or delay the ability of Harbor, Harbor Federal, Provident or Provident Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in, or is reasonably likely to have, a Material Adverse Effect on Harbor or Harbor Federal.

          Section 3.2.  Forbearance by Harbor.  Without
                        ---------------------
limiting the covenants set forth in Section 3.1 hereof, except as expressly contemplated or permitted by this Agreement or as set forth in Harbor's Disclosure Letter and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time,

Harbor shall not, nor shall Harbor permit any of their respective Subsidiaries to, without the prior written consent of Provident, which consent shall not be unreasonably withheld:

          (a) other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

          (b) (i) adjust, split, combine or reclassify any capital stock;

               (ii) make, declare or pay any dividend, or make any other distribution on its capital stock (except for regular quarterly cash dividends at a rate not in excess of $0.13 per share of Harbor Common Stock and dividends paid by any of the Subsidiaries for the purpose of enabling Harbor to pay such dividends);

               (iii) grant any stock appreciation rights or any limited rights under the Harbor Option Plan or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

               (iv)  issue any additional shares of capital
stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

          (c)  sell, transfer, mortgage, encumber or
otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by Section 3.2(f);

          (f) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $300,000 with respect to any individual borrower, or (ii) loans or advances as to which Harbor has a binding obligation to make such loan or advances as of the date hereof;

          (g) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Harbor or Harbor Federal, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

          (h) (i) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

               (ii) become a party to, amend or commit
itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

               (iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

               (iv) elect to any senior executive office any person who is not a member of the senior executive officer team of Harbor as of the date of this Agreement or elect to the Board of Directors of Harbor any person who is not a member of the Board of Directors of Harbor as of the date of this Agreement, or hire any employee with annual compensation in excess of $50,000;

          (i)  settle any claim, action or proceeding
involving payment by it of money damages in excess of $25,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

          (j) amend its articles of incorporation or its bylaws;

          (k)  restructure or materially change its
investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (l) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years;

          (m) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

          (n) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

          (o) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement;

          (p) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

          (q)  implement or adopt any change in its
accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

          (r) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

          (s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 3.2.

          Any request by Harbor or response thereto by Provident shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 3.2.

          Section 3.3.  Conduct of Provident's Business Prior
                        -------------------------------------
to the Effective Time. Except as expressly provided in this
---------------------
Agreement, during the period from the date of this Agreement to the Effective Time, Provident shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of Provident or Harbor to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action that would adversely affect or delay the ability of Provident, Provident Bank, Harbor or Harbor Federal to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby; and (v) take not action that results in, or is reasonably likely to have, a Material Adverse Effect on Provident or Provident Bank.

          Section 3.4.  Forbearance by Provident.  Without
                        ------------------------
limiting the covenants set forth in Section 3.3 hereof, except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Provident shall not, nor shall Provident permit any of its Subsidiaries to, without the prior written consent of Harbor:

          (a) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement;

          (b) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization withing the meaning of Section 368 of the IRC; or

          (c) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 3.4.

                       ARTICLE IV
                       COVENANTS
                       ---------

          Section 4.1.     Acquisition Proposals.  From
                           ---------------------
and after the date hereof until the termination of this Agreement, Harbor agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 8.1), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and that it shall notify Provident orally (within 24 hours) and in writing (as promptly as practicable, but in no event later than 2 calendar days) of such inquiries and proposals (including, without limitation, the terms and conditions of any such Acquisition Proposal and the identity of the person making such Acquisition Proposal) which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters (and shall keep Provident informed of the status and details of any such Acquisition Proposal) and, if such inquiry or proposal is in writing, it shall deliver to Provident a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of Harbor from:

           (a) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal to acquire Harbor pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that:

               (i) the Board of Directors, after consultation with its independent financial advisor, determines that such proposal may be superior to the Merger from a financial point-of-view to Harbor's stockholders;

               (ii) the Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (i) and (ii) being referred to herein as a "SUPERIOR PROPOSAL"); and

               (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, it:

                    (A)  provides prompt notice to Provident to
the effect that it is furnishing information to, or entering into discussions or negotiations with, another party; and

                    (B)  receives from such person or entity an
executed confidentiality agreement in reasonably customary form;

          (b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or

          (c) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

          Section 4.2.  Certain Policies and Actions of Harbor.
                        --------------------------------------
At the request of Provident, Harbor shall cause Harbor
Federal to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of Provident Bank; provided, however, that Harbor shall not be required to take such action prior to the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from Provident that it is not aware of any fact or circumstance that would prevent completion of the Merger, and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. Harbor's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this
Section 4.2.

          Section 4.3.     Access and Information.
                           ----------------------

          (a) Upon reasonable notice, Harbor shall (and shall cause Harbor Federal to) afford Provident and its representatives (including, without limitation, directors, officers and employees of Provident and its affiliates and counsel, accountants and other professionals retained by Provident) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Harbor and Harbor Federal as Provident may reasonably request; provided, however, that no investigation pursuant to this Section 4.3shall affect or be deemed to modify any representation or warranty made by Harbor in this Agreement. Notwithstanding the foregoing, neither Harbor nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege. In furtherance, and not in limitation of the foregoing, Harbor shall make available to Provident all information necessary and appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger.

          (b) Harbor shall provide Provident with true, correct and complete copies of all financial and other information relating to the business or operations of Harbor or Harbor Federal that is provided to directors of Harbor and Harbor Federal in connection with meetings of their Boards of Directors or committees thereof.

          (c) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (and 90 days in the case of the fourth fiscal quarter), Harbor shall deliver to Provident its Quarterly and Annual Reports, as filed with the SEC under the Exchange Act. Harbor shall deliver to Provident any Current Reports on Form 8-K promptly after filing such reports with the SEC and shall provide Provident with a copy of any press release promptly after such release is made available to the public.

          (d)  Provident will not, and will cause its
representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Provident will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.3 unless such information (i) was already known to Provident or an affiliate of Provident, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Provident or an affiliate of Provident from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Harbor or (iv) is or becomes readily ascertainable from published information or trade sources.

          (e) During the period of time beginning on the day application materials to obtain the requisite regulatory approvals for the Merger are initially filed and continuing to the Effective Time, including weekends and holidays, Harbor shall cause Harbor Federal to provide Provident and Provident Bank and their authorized agents and representatives full access to Harbor Federal offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by Provident Bank after the Effective Time; provided, that:

               (i)  reasonable advance notice of each entry
shall be given to Harbor Federal and Harbor Federal approves of each entry, which approval shall not be unreasonably withheld;

               (ii) Harbor shall consent to the scope of work to be performed, which consent shall not be unreasonably withheld;

               (iii)  Harbor Federal shall have the right to
have its employees or contractors present to inspect the work being done;

               (iv) to the extent practicable, such work shall be done in a matter that will not interfere with Harbor
Federal's business conducted at any affected branch offices;

               (v)  all such work shall be done in
compliance with all applicable laws and government regulations, and Provident Bank shall be responsible for the procurement, at Provident Bank's expense, of all required governmental or administrative permits and approvals;

               (vi) Provident Bank shall maintain
appropriate insurance satisfactory to Harbor Federal in connection with any work done by Provident Bank's agents and representatives pursuant to this Section 4.3;

               (vii)       Provident Bank shall reimburse Harbor
Federal for any material out-of-pocket costs or expenses reasonably incurred by Harbor Federal in connection with this undertaking, including, without limitation, employee overtime expense; and

               (viii)      in the event this Agreement is
terminated in accordance with Article VI hereof, Provident Bank, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

          Section 4.4.     Applications; Consents.
                           ----------------------

          (a) As soon as practicable after the date hereof, Provident shall use its reasonable best efforts to prepare and file all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Harbor shall furnish Provident with all information concerning Harbor's and its Subsidiaries' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Provident to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. Provident shall permit Harbor and its counsel a reasonable opportunity to review and comment upon such applications prior to filing same.

          (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the Merger and the Bank Merger.

          Section 4.5.     Antitakeover Provisions.
                           -----------------------
Harbor and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Provident, Provident Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in Harbor's or its Subsidiaries' articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

          Section 4.6.     Additional Agreements.
                           ---------------------
Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          Section 4.7.     Publicity.   The initial press
                           ---------
release announcing this Agreement shall be a joint press release and thereafter Harbor and Provident shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; provided, however, that nothing in this Section 4.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.

          Section 4.8.     Stockholder Meeting.   Harbor
                           -------------------
shall take all action necessary, in accordance with applicable law and its articles of incorporation and bylaws, to convene a meeting of its stockholders (the "STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties, Harbor's Board of Directors shall (i) recommend at its Stockholder Meeting that the Harbor stockholders vote in favor of and approve the transactions provided for in this Agreement and (ii) use its reasonable best efforts to solicit such approvals. Harbor shall coordinate and cooperate with Provident with respect to the timing of the Stockholder Meeting.

          Section 4.9.   Registration of Provident Common Stock.
                         --------------------------------------

          (a) As promptly as reasonably practicable following the date hereof, Provident and Harbor shall cooperate in preparing a Proxy Statement-Prospectus relating to the matters to be submitted to the Harbor stockholders at the Harbor Stockholder Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT-PROSPECTUS") and Provident shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Provident Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "REGISTRATION STATEMENT"). The Proxy Statement-Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Provident's prospectus. Each of Provident and Harbor shall use reasonable best efforts to have the Proxy Statement-Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Provident and Harbor shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement-Prospectus or Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement-Prospectus and the Registration Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Harbor will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to Harbor's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Provident will advise Harbor, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Provident Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Provident or Harbor, or any of their respective affiliates, officers or directors, should be discovered by Provident or Harbor which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to Harbor's stockholders.

          (b) Provident shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Harbor and Provident shall furnish all information concerning it and the holders of Harbor Common Stock as may be reasonably requested in connection with any such action.

          (c) Prior to the Effective Time, Provident shall notify the Nasdaq National Market of the additional shares of Provident Common Stock to be issued by Provident in exchange for the shares of Harbor Common Stock.

          Section 4.10.    Affiliate Letters.   Harbor
                           -----------------
shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of Harbor under Rule 145 of the Securities Act to deliver to Provident as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit B, providing that such person will comply with Rule 145.

           Section 4.11.    Notification of Certain Matters.
                            -------------------------------
Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of Harbor and Provident shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

          Section 4.12.    Employees, Directors and Officers.
                           ---------------------------------

          (a) All persons who are employees of Harbor Federal immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of Provident Bank; provided, however, that in no event shall any of Harbor's employees be officers of Provident Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Provident Bank. All of the Continuing Employees shall be employed at the will of Provident Bank and no contractual right to employment shall inure to such employees because of this Agreement.

          (b)  As soon as administratively practicable
following the Effective Time, each Continuing Employee shall be eligible to participate in the Provident Bank 401(k) Plan and Provident Pension Plan with full credit for prior service with Harbor and Harbor Federal for purposes of eligibility and vesting, but not for purposes of benefit accruals. As of the Effective Time, Provident shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to Provident employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar Harbor plan on the Effective Date of the Merger.

          (c) The foregoing subparagraph (b) notwithstanding, Provident agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Harbor Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in Harbor's Disclosure Letter, including benefits which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement.

          (d)  The Harbor Employee Stock Ownership Plan
("HARBOR ESOP") shall be terminated as of, or prior to, the Effective Time. As of the Effective Time, all shares held by the Harbor ESOP shall be converted into the right to receive the Merger Consideration. As soon as administratively practicable following the Effective Time, all outstanding indebtedness of the Harbor ESOP shall be repaid in full and the balance remaining with respect to unallocated shares previously held by the Harbor ESOP shall be allocated and distributed to Harbor ESOP participants as provided in the Harbor ESOP, subject to receipt of a favorable determination letter from the IRS and unless otherwise required by applicable law. The Harbor Money Purchase Defined Contribution Pension Plan ("HARBOR PENSION PLAN") shall be terminated as of, or prior to, the Effective Time and, subject to receipt of a favorable determination letter from the IRS, distributions shall be made to participants as provided in the plan.

          (e) At the Effective Time, the employees of Harbor shall be eligible for the payment of bonuses for 2000 pursuant to Harbor's existing bonus program; provided, however, that the aggregate bonus payments to be made to Harbor's employees pursuant to this provision shall in no event be greater than the amount Harbor has accrued for such bonus payments as of the Effective Time, and Harbor shall accrue no more than $19,000 per month for such bonus payments for each month beginning January, 2000 through the Effective Time.

          Section 4.13.    Indemnification.
                           ---------------

          (a) From and after the Effective Time through the fifth anniversary of the Effective Date, Provident agrees to indemnify and hold harmless each present and former director and officer of Harbor and its Subsidiaries and each officer or employee of Harbor and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at Harbor's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of Harbor and its Subsidiaries and as then permitted under applicable law.

          (b)  Any Indemnified Party wishing to claim
indemnification under Section 4.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Provident thereof, but the failure to so notify shall not relieve Provident of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Provident. In the event of any such claim, action, suit, proceeding or investigation, (i) Provident shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Provident shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Provident does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Provident and the Indemnified Party (and counsel for Provident does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Provident shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that Provident shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Provident shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

          (c) Provident shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.13 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          (d) Provident shall maintain Harbor's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Harbor's existing policy, including Provident's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; provided, however, that in no event shall Provident be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.13(d), an amount per annum in excess of 125% of the amount of the annual premiums paid by Harbor as of the date hereof for such insurance ("MAXIMUM INSURANCE AMOUNT"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Provident shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (e) In the event Provident or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Provident assume the obligations set forth in this Section 4.13.

          (f) The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

          Section 4.14.    Dividends.  After the date of
                           ---------
this Agreement, each of Harbor and Provident shall coordinate with the other the declaration of any dividends in respect of Harbor Common Stock and Provident Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Harbor Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Harbor Common Stock and any shares of Provident Common Stock any such holder receives in exchange therefor in the Merger.

          Section 4.15.    Section 16 Matters.  Prior to
                           ------------------
the Effective Time, Harbor and Provident shall take all such steps as may be required to cause any dispositions of Harbor Common Stock (including derivative securities with respect to Harbor Common Stock) or acquisitions of Provident Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Harbor to be exempt under Rule 16b-3 promulgated under the Exchange Act. Harbor agrees to promptly furnish Provident with all requisite information necessary for Provident to take the actions contemplated by this Section 4.15.

                       ARTICLE V
              CONDITIONS TO CONSUMMATION
              --------------------------

          Section 5.1.     Conditions to Each Party's
                           --------------------------
Obligations.  The respective obligations of each party to effect
-----------
the Merger shall be subject to the satisfaction of the following conditions:

          (a)  Stockholder Approval.  This Agreement shall
               --------------------
have been approved by the requisite vote of Harbor's stockholders in accordance with applicable laws and regulations.

          (b)  Regulatory Approvals.  All approvals, consents
               --------------------
or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Provident of the transactions contemplated hereby that, had such condition or requirement been known, Provident would not, in its reasonable judgment, have entered into this Agreement.

          (c)  No Injunctions or Restraints; Illegality.  No
               ----------------------------------------
party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (d)  Registration Statement; Blue Sky Laws.  The
               -------------------------------------
Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Provident shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

          (e)  Third Party Consents.  Provident and Harbor
               --------------------
shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Provident (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

          (f)  Tax Opinion.  Provident and Harbor shall have
               -----------
received opinions of Muldoon, Murphy & Faucette LLP and Stradley Ronon Housley Kantarian & Bronstein, LLP, respectively, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Harbor and Provident, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that accordingly:

               (i)  No gain or loss will be recognized by
Provident or Harbor as a result of the Merger;

               (ii) Except to the extent of any cash
received in lieu of a fractional share interest in Provident
Common Stock, no gain or loss will be recognized by the stockholders of Harbor who exchange their Harbor Common Stock for Provident Common Stock pursuant to the Merger;

               (iii) The tax basis of Provident Common Stock received by stockholders who exchange their Harbor Common Stock for Provident Common Stock in the Merger will be the same as the tax basis of Harbor Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of Provident Common
Stock received by each stockholder in the Merger will include the holding period of Harbor Common Stock exchanged therefor, provided that such stockholder held such Harbor Common Stock as a capital asset on the Effective Date.

       Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Provident, Harbor and others.

          Section 5.2.     Conditions to the Obligations
                           -----------------------------
of Provident. The obligations of Provident to effect the Merger
------------
shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by
Provident:

          (a)  Representations and Warranties; Performance of
               ----------------------------------------------
Obligations.  Each of the obligations of Harbor required to be
-----------
performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Harbor contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date), and Provident shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Harbor; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on Harbor.

          (b)  Good Standing and Other Certificates.
               ------------------------------------
Provident shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing
Date) from appropriate authorities as to the corporate existence of Harbor and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 5.1 and 5.2 as Provident may reasonably require.

          (c) Corporate Authorization. All action required to be taken by, or on the part of, Harbor and Harbor Federal to authorize the execution, delivery and performance of this Agreement and the consummation by Harbor and Harbor Federal of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and stockholders of Harbor or Harbor Federal, as the case may be, and Provident shall have received certified copies of the resolutions evidencing such authorization.

          Section 5.3.     Conditions to the Obligations of
                           --------------------------------
Harbor.  The obligations of Harbor to effect the Merger shall
------
be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by
Harbor:

          (a)  Representations and Warranties; Performance of
               ----------------------------------------------
Obligations.  Each of the obligations of Provident required to
-----------
be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Provident contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Harbor shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Provident; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on Provident.

          (b)  Good Standing and Other Certificates.  Harbor
               ------------------------------------
shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Provident and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 5.1 and 5.3 as Harbor may reasonably require.

          (c)  Corporate Authorization.  All action required
               -----------------------
to be taken by, or on the part of, Provident and Provident Bank to authorize the execution, delivery and performance of this Agreement and the consummation by Provident and Provident Bank of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and stockholders of Provident or Provident Bank, as the case may be, and Harbor shall have received certified copies of the resolutions evidencing such authorization.

          (d)  Exchange Agent Certificate.  The Exchange
               --------------------------
Agent shall have delivered to Harbor a certificate dated as of the Effective Date to the effect that the Exchange Agent has received from Provident due authorization to issue certificates for the required number of shares of Provident Common Stock to be issued in connection with the Merger and cash to cover fractional shares.

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                       ARTICLE VI
                      TERMINATION
                      -----------

          Section 6.1.     Termination.   This Agreement
                           -----------
may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after any requisite stockholder approval:

          (a) by the mutual consent of Provident and Harbor in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire
Board; or

          (b) by either the Board of Directors of Provident or Harbor, in the event of the failure of the stockholders of Harbor to approve the Agreement at its Stockholder Meeting called to consider such approval; provided, however, that Harbor shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 4.8; or

          (c) by either the Board of Directors of Provident or Harbor, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by either the Board of Directors of Provident or Harbor, in the event that the Merger is not consummated by December 31, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

          (e) by either the Board of Directors of Provident or Harbor (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of
(i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or
(ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

          (f) by the Board of Directors of Provident, if the Board of Directors of Harbor does not publicly recommend in the Proxy Statement-Prospectus that Harbor's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that Harbor's stockholders approve and adopt this Agreement, the Harbor Board of Directors withdraws, qualifies or revises such recommendation in any respect materially adverse to the party seeking to Provident; or

          (g) By the Board of Directors of Harbor, if it determines by a vote of a majority of the members of the Board of Directors, at any time during the five-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

               (i)  The Average Closing Price shall be less
than $12.25;

               (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Provident Ratio") shall be less than (B) the quotient obtained by dividing the Index Value on the Determination Date by the Index Value on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If Harbor elects to exercise its termination right pursuant to this
Section 6.1(g), it shall give prompt written notice to Provident; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Provident shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of and the Exchange Ratio (as then in effect) by (B) the Average Closing Price, and (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Provident Ratio. If Provident makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Harbor of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 6.1(g)and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 6.1(g).

     For purposed of this Section 6.1(g), the following terms shall have the meanings indicated:

          "AVERAGE CLOSING PRICE" shall mean the average of the daily last sales prices of Provident Common Stock as reported on the Nasdaq Stock Market (as reported in The Wall Street Journal) for the 20 consecutive trading days in which such shares are trading ending at the close of trading on the Determination Date.

          "DETERMINATION DATE" shall be the date on which the last approval, consent or waiver of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement is received, without regard to any requisite waiting period in respect thereof.

          "INDEX GROUP" shall mean the Standard and Poor's
     Regional Bank Index.

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          "INDEX VALUE" on a given date shall mean the value
     of the Index.

          "STARTING DATE" shall mean the fourth full trading day after the announcement by press release of the Merger.

          "STARTING PRICE" shall mean the closing price per share of Provident Common Stock as reported on the Nasdaq
     Stock Market on the Starting Date.

     If Provident declares or effects a stock dividend, reclassification, recapitalization, split-up, combination or exchange of shares of similar transaction between the date of this Agreement and the Determination Date, the prices for Provident Common Stock shall be appropriately adjusted for the purposes of applying this Section 6.1(g).

          Section 6.2.   Termination Fee.  In recognition
                         ---------------
of the efforts, expenses and other opportunities foregone by Provident while structuring the Merger, the parties hereto agree that:

          (a) Harbor shall pay to Provident a termination fee of Seven Hundred Thousand Dollars ($700,000) plus Provident's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, within 12 months after the date of this Agreement, after a bona fide proposal is made after the date of this Agreement by a third party to Harbor or its stockholders to engage in an Acquisition Transaction (as defined in Section 8.1), any of the following occur:

               (i) Harbor shall have willfully breached any covenant or obligation contained in this Agreement and such breach would entitle Provident to terminate the Agreement;

               (ii) the stockholders of Harbor shall not have approved the Agreement at the Stockholder Meeting, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement; or

               (iii)     Harbor's Board of Directors shall have
withdrawn or modified in a manner adverse to Provident the recommendation of Harbor's Board of Directors with respect to the Agreement; and

          (b) Harbor shall pay to Provident a termination fee of One Million Five Hundred Thousand Dollars ($1,500,000) plus Provident's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, during a period of 18 months after the date hereof, Harbor or any of its Subsidiaries, without having received Provident's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined in Section 8.1) with any person other than Provident or any of its Subsidiaries or the Board of Directors of Harbor shall have recommended that the stockholders of Provident approve or accept an Acquisition Transaction with any person other than Provident or any of its Subsidiaries. Any fee payable to Provident pursuant to this Section 6.2(b) shall be reduced dollar for dollar to the extent that any fee is actually paid pursuant

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
to Section 6.2(a). Notwithstanding the foregoing, Harbor shall not be obligated to pay to Provident the termination fee described in Section 6.2(a) or Section 6.2(b) in the event that at or prior to such time as such fee becomes payable (i) Provident and Harbor validly terminate this Agreement pursuant to Section 6.1(a), (ii) Provident or Harbor validly terminates this Agreement pursuant to Sections 6.1(c) or 6.1(d), or (iii) Harbor validly terminates this Agreement pursuant to Section 6.1(b) or 6.1(e).

          Section 6.3.   Effect of Termination.  In the
                         ---------------------
event of termination of this Agreement by either Provident or Harbor as provided in Section 6.1, this Agreement shall forthwith become void and, subject to Section 6.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except (i)
Section 4.3 (d), and Sections 8.6 and 8.7, shall survive any termination of this Agreement, and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                      ARTICLE VII
      CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME
      ------------------------------------------

          Section 7.1.   Effective Date and Effective Time.
                         ---------------------------------
The closing of the transactions contemplated hereby ("CLOSING") shall take place at the offices of Muldoon, Murphy & Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016, unless another place is agreed to by Provident and Harbor, on a date specified by the parties ("CLOSING DATE") that is no later than 14 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of Governmental Entities shall occur and all conditions to the consummation of this Agreement are satisfied or waived (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) unless extended by mutual agreement of the parties. Prior to the Closing Date, Provident and Harbor shall execute articles of merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such articles of merger. The date of such filing or such later effective date as specified in the articles of merger is herein referred to as the "EFFECTIVE DATE." The "Effective Time" of the Merger shall be as set forth in the articles of merger.

          Section 7.2.   DELIVERIES AT THE CLOSING.
                         -------------------------
Subject to the provisions of Articles V and VI, on the Closing
Date there shall be delivered to Provident and Harbor the documents and instruments required to be delivered under Article
V.

                     ARTICLE VIII
                 CERTAIN OTHER MATTERS
                 ---------------------

          Section 8.1.   Certain Definitions; Interpretation.
                         -----------------------------------
For purposes of this Agreement:

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
          "ACQUISITION PROPOSAL" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Harbor or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

          "ACQUISITION TRANSACTION" means any of the following (other than the transactions contemplated hereunder) involving Provident or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith;

          "BANK MERGER ACT" means the Bank Merger Act, as amended;

          "BHC ACT" means the Bank Holding Company Act of 1956, as amended;

          "CRA" means the Community Reinvestment Act;

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as
amended;

          "ERISA AFFILIATE" means any entity that is considered one employer with Provident or Harbor, as the case may be, under
Section 4001(b)(1) of ERISA or Section 414 of the IRC;

          "EXCHANGE ACT" means the Securities Exchange Act of
1934, as amended;

          "EXCLUDED SHARES" shall consist of shares held directly or indirectly by Provident (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted);

          "FDIA" means the Federal Deposit Insurance Act, as amended;

          "FDIC" means the Federal Deposit Insurance
Corporation;

          "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System;

          "GAAP" means generally accepted accounting principles;

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
          "GOVERNMENT REGULATORS" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits;

          "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality;

          "HARBOR COMMON STOCK" means the common stock, par value $.01 per share, of Harbor;

          "HOLA" means the Home Owners' Loan Act, as amended;

          "IRC" means the Internal Revenue Code of 1986, as amended;

          "IRS" means the Internal Revenue Service;

          "KNOWLEDGE" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president;

          "LOAN" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit;

          "MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, financial condition or results of operations of Harbor or Provident, as the context may dictate, and its Subsidiaries taken as a whole; provided,however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Provident and Provident Bank and Harbor and Harbor Federal, as the case may be, or to similarly situated financial and/or depository institutions or (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred;

          "MGCL" means the Maryland General Corporate Law;

          "NASD" means the National Association of Securities
Dealers, Inc.;

          "OTS" means the Office of Thrift Supervision;

          "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity;

          "SEC" means the Securities and Exchange Commission;

                             57
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
          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

          "SUBSIDIARY" means a corporation, partnership, joint venture or other entity in which Harbor or Provident, as the case may be, has, directly or indirectly, an equity interest representing 5% or more of any class of the capital stock thereof or other equity interests therein;

          "TAXES" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes; and

          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

          Section 8.2.   Survival.   Only those agreements
                         --------
and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Sections
4.12 and 4.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

          Section 8.3.   Waiver; Amendment.   Prior to the
                         -----------------
Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or
(ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Harbor, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Harbor Common Stock or contravene any provision of MGCL or the federal banking laws, rules and regulations.

          Section 8.4.   Counterparts.   This Agreement may
                         ------------
be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Section 8.5.   Governing Law.   This Agreement
                         -------------
shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

          Section 8.6.   Expenses.   Each party hereto will
                         --------
bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that

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
expenses incurred in connection with the filing, printing and mailing of the Proxy Statement-Prospectus and Registration
Statement shall be shared equally by Provident and Harbor.

          Section 8.7.   Notices.   All notices, requests,
                         -------
acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

          If to Provident, to:

                    Provident Bankshares Corporation
                    114 East Lexington Street
                    Baltimore, Maryland  21202
                    Facsimile:  (410) 277-2887

                    Attention:     Robert L. Davis
                                   General Counsel and
                                   Corporate Secretary

          With copies to:

                    Paul M. Aguggia, Esq.
                    Muldoon, Murphy & Faucette LLP
                    5101 Wisconsin Ave., NW
                    Washington, DC 20016
                    Facsimile: (202) 966-9409

                             59
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
          If to Harbor, to:

                    Harbor Federal Bancorp, Inc.
                    705 York Road
                    Baltimore, Maryland  21204
                    Facsimile:  (410) 296-0852

                    Attention:     Robert A. Williams
                                   President

          With copies to:

                    Gary R. Bronstein, Esq.
                    Stradley Ronon Housley Kantarian &
                      Bronstein, LLP
                    1220 19th Street, N.W., Suite 700
                    Washington, D.C.  20036
                    Facsimile: (202) 822-0140

          Section 8.8.   Entire Agreement; etc.   This
                         ---------------------
Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 4.12 and 4.13, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.9.   Successors and Assigns; Assignment.
                         ----------------------------------
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

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
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 3rd day of May, 2000.

                           PROVIDENT BANKSHARES CORPORATION


                            By:/s/ Peter M. Martin
                               _____________________________
                               Peter M. Martin
                               President and Chief
                               Executive Officer
                               Chairman of the Board,

                            HARBOR FEDERAL BANCORP, INC.


                            By:/s/ Robert A. Williams
                               _____________________________
                               Robert A. Williams
                               President

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